Exhibit 99.1

5, 2021 : 03-2021
NEWS RELEASE RARE ELEMENT RESOURCES LTD. OTCQB: REEMF October 5, 2021 Ref: 03-2021

Rare Element Resources announces finalization of the

Department of Energy $21.9M financial award

Funding Supports Rare Earth Processing and Separation Demonstration Plant

October 5, 2021 – Littleton, Colorado – Rare Element Resources Ltd. (the “Company” or “RER”) (OTCQB: REEMF) is pleased to announce the finalization of negotiations with the U.S. Department of Energy Office of Energy Efficiency and Renewable Energy (“DoE/EERE”) for an Assistance Agreement providing approximately US$21.9 million of government funds for the engineering, construction and operation of a rare earth separation and processing demonstration plant to be located in Wyoming. The DoE/EERE has notified General Atomics, an affiliate of Synchron, the Company’s largest shareholder, of the finalization of the award. The Company is a subrecipient to General Atomics in the demonstration project, which will incorporate the Company’s proprietary technology.

As previously reported, RER, along with team members General Atomics, and its affiliates, and LNV, an Ardurra Group, Inc. company, as engineering and construction subcontractor, received notice on January 20, 2021 that it had been selected as a potential award recipient, subject to finalization of pre-award negotiations. Those negotiations have been successfully completed and the award has been finalized, resulting in an approximately US$21.9 million contribution by the DoE/EERE toward the total cost of the demonstration project. The award represents approximately one-half of the total estimated costs for the project, with the remainder of the funding to be secured by the Company. The Company, along with the other team members, is expected to finalize within the next several weeks contractual arrangements with General Atomics to perform work on the project.

Randall Scott, President and CEO of the Company, stated, “We are extremely pleased to have finalized the DoE/EERE financial award. We appreciate the incredible contribution of the General Atomics-led consortium in confirming the DoE/EERE financial support. The funding exemplifies the commitment of the U.S. to secure domestic critical materials production capabilities, and we are appreciative of the diligent work by the DoE/EERE in completing the pre-award process. The planned demonstration plant will produce commercial-grade neodymium/praseodymium (“Nd/Pr”) rare earth high-purity oxide in use in producing high-strength permanent magnets utilizing our proprietary processing and separation technology. These high-strength permanent magnets are a key component in the manufacture of electric vehicles, solar panels and wind turbines, among other technology uses.  We believe our rare earth demonstration project is timely to meet the growing demand of these products.”

The Company anticipates that the demonstration plant design, permitting and licensing, and construction will be finalized within a period of 18–26 months. Operations to process and separate rare earth elements from the previously stockpiled Bear Lodge Project ore are expected to follow for an additional 12–14-month period. The total timeline for the demonstration project is 40 months.  The plant will be in Upton, Wyoming, near the Company’s Bear Lodge Project.

Synchron and General Atomics are privately held companies engaged in the development and production of advanced technology products and systems for the energy and defense sectors.

Rare Element Resources Ltd. is a publicly traded, strategic materials company focused on delivering rare earth products for technology, energy and defense applications by advancing the Bear Lodge Critical Rare Earth Project in northeast Wyoming. Bear Lodge is a significant mineralized district containing many of the less common, more valuable, critical rare earths that are essential for high-strength permanent magnets, electronics, fiber optics, laser systems for health and defense, as well as many technologies like electric vehicles, solar panels and wind turbines.

Contact

Please contact Randy Scott at +1 720-278-2460 or rscott@rareelementresources.com, for additional information.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and forward-looking information within the meaning of securities legislation in Canada (collectively, “forward-looking statements”). Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward-looking statements are usually identified by our use of certain terminology, including “will,” “believes,” “may,” “expects,” “should,” “seeks,” “anticipates,” “plans,” “has potential to,” or “intends” (including negative and grammatical variations thereof), or by discussions of strategy or intentions. Such forward-looking statements include statements regarding the award for the engineering, construction and operation of the demonstration plant, the estimated costs of the plant, and the plans and timing for the financing, design, construction, and operation of the plant. Factors that could cause actual results to differ materially include, but are not limited to, the ability of the Company to secure additional funding for the demonstration plant, the ability to obtain demonstration plant licensing, successful further permitting activities for the Bear Lodge Project, the availability of sufficient capital for the future development and operations of the Company, and other matters discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our other periodic and current reports filed with the SEC and available on www.sec.gov and with the Canadian securities commissions available on www.sedar.com. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other uncertainties and risk factors set out in our filings made from time to time with the SEC and the Canadian regulators, including, without limitation, our reports on Form 10-K and Form 10-Q. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. While we may elect to update our forward-looking statements at any time, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.